SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2007

MOOG INC.
(Exact name of registrant as specified in its charter)

New York	1-5129	16-0757636
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

East Aurora, New York	14052-0018
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (716) 652-2000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

Moog Inc. (the “Company”) is reaffirming its outlook for sales, net earnings and earnings per share for the fiscal year 2008 ending September 27, 2008. Sales are expected to be approximately $1.75 billion, net earnings within a range of between $115 million and $118 million and diluted earnings per share within a range of between $2.63 and $2.71, including the effect of a late fiscal year 2007 acquisition. These are the same ranges as included in Form 10-Q for the quarter ended June 30, 2007, filed on August 7, 2007.

The information in this report is furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed to be “filed” for the purpose of Section 18 of the Securities and Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liability of the section, nor shall it be deemed incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, except as previously stated by specific reference in such a filing.

Item 8.01 Other Events.

On October 10, 2007, Moog Inc. (the “Company”) issued a press release announcing that there would be minimal impact on its fiscal year 2008 forecast of sales and earnings as a result of Boeing’s announcement that their first deliveries of 787 airplanes to its customers would be delayed approximately six months.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release dated October 10, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOOG INC.

Dated: October 11, 2007	By:	/s/ Donald R. Fishback
Name: Donald R. Fishback
Controller

EXHIBIT INDEX

Exhibit	Description

99.1	Press release dated October 10, 2007